Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

QDM INTERNATIONAL INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act (the "FBCA"), it is hereby certified that:

1.	The name of the Corporation is: QDM International Inc. (the "Corporation").

2.	The Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on March 9, 2020.

3.	Upon the filing and effectiveness (the "Effective Time") pursuant to the FBCA of this amendment to the Corporation's Articles of Incorporation, each thirty (30) shares of common stock, par value $0.0001 per share (the "Common Stock") issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

4.	This Articles of Amendment shall become effective as of August 10, 2021 at 5 p.m.

5.	This Articles of Amendment were duly adopted in accordance with Section 607.1001 of the FBCA. The Board duly adopted resolutions setting forth and declaring advisable this Articles of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. The Articles of Amendment were duly approved and adopted by written consent of stockholders holding a majority of the Corporation's voting power as of the record date pursuant to Section 607.0704 of the FBCA.

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IN WITNESS WHEREOF, QDM International Inc. has caused this Articles of Amendment of the Articles of Incorporation to be executed by its duly authorized officer as of this 9th day of August, 2021.

QDM INTERNATIONAL INC.

By:	/s/ Huihe Zheng
Name: Huihe Zheng
Title: President and Chief Executive Officer